Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Shareholder Services – Statements and Reports,” “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated January 31, 2025, and each included in this Post-Effective Amendment No. 215 to the Registration Statement (Form N-1A, File No. 2-48227) of AB Bond Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated December 23, 2024, with respect to the financial statements and financial highlights of AB Bond Inflation Strategy and AB Municipal Bond Inflation Strategy (two of the portfolios constituting AB Bond Fund, Inc.), and our report dated December 27, 2024, with respect to the consolidated financial statements and consolidated financial highlights of AB All Market Real Return Portfolio (one of the portfolios constituting AB Bond Fund, Inc.) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended October 31, 2024, into this Registration Statement filed, with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

January 28, 2025